Exhibit 23.2

50 West San Fernando St., Suite 200 San Jose, California 95113 Telephone: 408-278-0220 Fax: 408-278-0230

Consent of Independent Registered Public Accounting Firm

AE Biofuels, Inc.

Cupertino, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated May 15, 2009, relating to the consolidated financial statements and the effectiveness of AE Biofuels, Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO Seidman, LLP

San Jose, California

May 28, 2009